Exhibit 99.1

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

TRIMERIS AND ROCHE REACH AGREEMENT ON TRIMERIS REPAYMENT OF

DEFERRED MARKETING EXPENSE

-Trimeris announces settlement of patent litigation related to FUZEON®

DURHAM, N.C. – September 27, 2010 – Trimeris, Inc. (Nasdaq: TRMS), (“Trimeris” or the “Company”), announced today that the Company and its partner, F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (“Roche”), have entered into an agreement relieving Trimeris of any obligation to repay certain deferred marketing expenses. In addition, Trimeris and Roche have jointly settled the U.S. patent infringement suit related to Trimeris’ and Roche’s product FUZEON® (enfuvirtide) with the plaintiff, Novartis Vaccines and Diagnostics, Inc. (“Novartis”).

The agreement reached today between Roche and Trimeris relates to the parties’ collaboration for the development and commercialization of FUZEON. Under the existing Development and License Agreement between the parties, Trimeris and Roche had agreed that certain expenses related to the selling and marketing of FUZEON that were incurred by Roche in 2004 would be subject to re-payment by Trimeris, assuming certain terms and conditions were met. Pursuant to today’s agreement, Trimeris will no longer be obligated to pay these deferred marketing expenses to Roche.

The re-payment obligation is recorded on the Company’s balance sheet as a single entry under the caption “Accrued marketing costs.” This liability was $18.7 million at June 30, 2010. The reversal of this liability will be reflected as income on the Company’s income statement in the third quarter of 2010.

Also, the Company announces today, that Trimeris and Roche have signed a settlement agreement with Novartis resolving the litigation over FUZEON currently pending in the U.S. District Court for the Eastern District of North Carolina. Under the terms of the settlement, the Roche and Trimeris collaboration will continue to sell FUZEON under a license to Novartis’ U.S. patent No. 7,285,271 B1. In exchange for the grant of this license, Roche and Trimeris have agreed to pay royalties to Novartis on net sales of FUZEON of one and one-half percent (1.5%) on sales occurring in the U.S. and Canada in a calendar year, and one percent (1%) on sales outside of the U.S. and Canada in a calendar year. The royalty rate increases to three percent (3%) in the U.S. and Canada and one and one-half percent (1.5%) in the rest of the world on any portion of FUZEON sales in excess of $50,000,000 in the relevant region in a calendar year. Roche and Trimeris will share responsibility for payment of these royalties equally.

In addition, pursuant to the terms of the settlement, Trimeris will make an immediate payment to Novartis in the amount of approximately $2.446 million representing Trimeris’ 50% share of back royalties on sales of FUZEON through March 31, 2010. Trimeris will pay an additional

$133,000 to Novartis no later than October 31, 2010 representing Trimeris’ 50% share of royalties on the sale of FUZEON for the second quarter of 2010. These payments will be reflected as expenses on the Company’s income statement in the third quarter of 2010.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the Company is dependent on third parties for the sale, marketing and distribution of its drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of its products; the results of its previous clinical trials are not necessarily indicative of future clinical trials; and its drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2010.

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